UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 24, 2011 (June 20, 2011)
PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland		20814

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (240) 507-1300
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 20, 2011, a subsidiary of Pebblebrook Hotel Trust (the “Company” or “Pebblebrook”), Cardinals Owner LLC, entered into a contribution agreement (the “Contribution Agreement”) to make an equity investment in a joint venture (the “Joint Venture”) with two affiliates of Denihan Hospitality Group (“Denihan”), Denihan Ownership Company, LLC and Denihan Mezz IV Holding Company, LLC. The Joint Venture will own six upper upscale hotels – Affinia Manhattan, Affinia Shelburne, Affinia Dumont, Affinia 50, Affinia Gardens and The Benjamin –comprising 1,640 guestrooms (expected to increase to 1,730 guestrooms upon completion of a renovation at the Affinia Manhattan).
     The transaction values the six hotels at approximately $910 million (subject to working capital and similar adjustments). The hotels are currently subject to approximately $600 million in existing first mortgage and mezzanine debt which bears a weighted-average interest rate of approximately 3.5% and matures in February of 2013. The consummation of the transaction is subject to approval of the lenders under these loans.
     Pursuant to the Contribution Agreement, on or prior to the closing date for the transaction, Pebblebrook’s subsidiary will acquire a 49% equity interest in the Joint Venture in exchange for an investment of approximately $152 million in cash (subject to working capital and similar adjustments). Pebblebrook expects to fund its investment with available cash and borrowings under its credit facility. Affiliates of Denihan will continue to own the remaining 51% interest in the Joint Venture. In connection with the execution of the Contribution Agreement, Pebblebrook deposited $10 million into an escrow account. At the closing, the escrowed funds will be credited towards the purchase price for the Joint Venture.
     The Joint Venture will lease the six hotels to a separate joint venture lessee (the “Lessee Joint Venture”) owned by Pebblebrook (49%) and Denihan (51%). Denihan will continue to manage these hotels pursuant to a hotel management agreement with the Lessee Joint Venture.
     The Joint Venture will be governed by an operating agreement between Denihan Ownership Company, LLC and Cardinals Owner LLC (each a “Member” and, together, the “Members”), the form of which is attached to the Contribution Agreement as Exhibit A (the “Form of Operating Agreement”). The Lessee Joint Venture will be governed by an operating agreement substantially similar to the Form of Operating Agreement.
     Pursuant to the Form of Operating Agreement, subject to certain limited exceptions, all decisions of each joint venture will require the joint approval of all Members. The Form of Operating Agreement also provides each Member the right, after the fifth anniversary of the consummation of the transaction and subject to certain restrictions, to sell all of its interest in the Joint Venture and to cause the Joint Venture to sell one or more of the Joint Venture’s hotels.
     The Company expects the transaction to close by the end of the third quarter. However, the transaction is subject to customary closing conditions as well as the approval of the lenders to the Joint Venture. As a result, the Company can give no assurance that the transaction will be consummated during this time period, on the terms described herein or at all. Pursuant to the Contribution Agreement, each of the Company and Denihan will have the unilateral right to terminate the transaction if it has not been consummated before December 21, 2011.

     The foregoing descriptions of the Contribution Agreement and the Form of Operating Agreement are not complete and are qualified in their entirety by reference to the entire Contribution Agreement and the entire Form of Operating Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.
     This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the completion of renovations, the consummation of transactions and other matters. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information.
     These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Item 7.01. Regulation FD Disclosure.
     On June 22, 2011, the Company issued a press release announcing that it had entered into the two agreements discussed above in Item 1.01 of this Current Report on Form 8-K. A copy of that press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
10.1	Contribution Agreement by and among Denihan Ownership Company, LLC, Denihan Mezz Holding Company, LLC and Cardinals Owner LLC, dated as of June 20, 2011.

10.2	Form of Operating Agreement of DP Holding Company, LLC.

99.1	Press release issued June 22, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST
June 24, 2011	By:	/s/ Raymond D. Martz
		Name:	Raymond D. Martz
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Contribution Agreement by and among Denihan Ownership Company, LLC, Denihan Mezz Holding Company, LLC and Cardinals Owner LLC, dated as of June 20, 2011.

10.2	Form of Operating Agreement of DP Holding Company, LLC.

99.1	Press release issued June 22, 2011.